Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2008 combines the historical consolidated balance sheets of Delta Air Lines, Inc. (“Delta”) and Northwest Airlines Corporation (“Northwest”), giving effect to the Merger (as defined in Note 1) as if it had occurred on September 30, 2008. The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2008 and for the year ended December 31, 2007 combine the historical consolidated statements of operations of Delta and Northwest, giving effect to the Merger as if it had occurred at the beginning of the periods presented. The historical consolidated financial statements of Northwest have been adjusted to reflect certain reclassifications to conform with Delta’s financial statement presentation.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the purchase method of accounting with Delta treated as the acquiring entity. Accordingly, the aggregate value of the consideration paid by Delta to complete the Merger will be allocated to the assets acquired and liabilities assumed from Northwest based upon their estimated fair values as of the date of the Merger. As of the date of this Form 8-K/A, Delta has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed from Northwest and the related allocations of purchase price, nor has Delta identified all adjustments necessary to conform Northwest’s accounting policies to Delta’s accounting policies. Additionally, a final determination of the fair value of assets acquired and liabilities assumed from Northwest will be based on the actual net tangible and intangible assets and liabilities of Northwest that existed as of the date of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary, are subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements. Delta estimated the fair value of Northwest’s assets and liabilities based on discussions with Northwest’s management, due diligence and information presented in public filings. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may be material, to the balance sheet and/or statements of operations.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with (1) the unaudited interim consolidated financial statements of Delta and Northwest contained in their respective Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2008 and (2) the audited consolidated financial statements of Delta and Northwest contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2007.  The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent Delta’s consolidated results of operations or consolidated financial position had the Merger occurred on the dates assumed, nor are these financial statements necessarily indicative of Delta’s future consolidated results of operations or consolidated financial position.

Delta expects to incur significant costs and realize significant benefits associated with integrating the operations of Delta and Northwest. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities, benefits that may result from operating efficiencies or revenue synergies expected to result from the Merger.

DELTA AIR LINES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2008

					Condensed
(in millions)	Historical		Pro Forma		Combined
ASSETS	Delta	Northwest	Adjustments		Pro Forma

CURRENT ASSETS:
Cash and cash equivalents	$2,160	$2,809	-		$4,969
Short-term investments	921	286	-		1,207
Restricted cash, cash equivalents and short-term investments	228	446	-		674
Accounts receivable, net	1,240	717	(11)	(a)	1,946
Prepaid expenses and other	939	596	(25)	(b)	1,473
			(37)	(i)
Total current assets	5,488	4,854	(73)		10,269

Property and equipment, net	12,060	8,653	(202)	(c)	20,511

OTHER ASSETS:
Goodwill	5,168	2,873	861	(d)	8,902
Identifiable intangibles, net	2,291	3,886	(520)	(e)	5,909
			252	(f)
Other noncurrent assets	591	425	(115)	(g)	901
Total other assets	8,050	7,184	478		15,712
Total assets	$25,598	$20,691	$203		$46,492

LIABILITIES AND SHAREOWNERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and capital leases	$865	$601	-		$1,466
Air traffic liability	2,460	1,878	-		4,338
Frequent flyer deferred revenue	1,077	515	-		1,592
Accounts payable and other accrued liabilities	2,386	1,698	(11)	(a)	4,220
			(15)	(b)
			109	(h)
			53	(i)
Total current liabilities	6,788	4,692	136		11,616

NONCURRENT LIABILITIES:
Long-term debt and capital leases	9,274	7,120	(429)	(j)	15,965
Pension and related benefits	2,979	2,902	(74)	(k)	5,807
Frequent flyer deferred revenue	2,058	1,426	(22)	(l)	3,462
Postretirement benefits	857	737	(117)	(k)	1,477
Other noncurrent liabilities	1,251	1,094	25	(o)	2,522
			152	(q)
Total noncurrent liabilities	16,419	13,279	(465)		29,233

COMMITMENTS AND CONTINGENCIES

SHAREOWNERS’ EQUITY:
Common stock	-	3	(3)	(m)	-
Additional paid-in capital	9,561	7,310	(7,310)	(m)	13,641
			3,251	(n)
			26	(n)
			803	(o)
Accumulated deficit	(7,170)	(4,491)	4,491	(m)	(7,998)
			(828)	(o)
Accumulated other comprehensive income (loss)	152	(102)	102	(m)	152
Stock held in treasury, at cost	(152)	-	-		(152)
Total shareowners’ equity	2,391	2,720	532		5,643
Total liabilities and shareowners’ equity	$25,598	$20,691	$203		$46,492

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

DELTA AIR LINES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2008

					Condensed
	Historical		Pro Forma		Combined
(in millions, except per share data)	Delta	Northwest	Adjustments		Pro Forma
OPERATING REVENUE:
Passenger:
Mainline	$10,609	$7,529	$-		$18,138
Regional affiliates	3,239	1,479	-		4,718
Cargo	456	611	-		1,067
Other, net	1,680	882	-		2,562
Total operating revenue	15,984	10,501	-		26,485

OPERATING EXPENSE:
Aircraft fuel and related taxes	5,052	4,233	-		9,285
Salaries and related costs	3,269	2,006	(33)	(h)	5,430
			127	(k)
			61	(p)
Contract carrier arrangements	2,732	669	-		3,401
Depreciation and amortization	892	427	(10)	(c)	1,294
			(5)	(f)
			(10)	(q)
Aircraft maintenance materials and outside repairs	836	599	-		1,435
Contracted services	783	614	-		1,397
Passenger commissions and other selling expenses	732	591	-		1,323
Landing fees and other rents	554	441	-		995
Passenger service	311	192	-		503
Aircraft rent	201	280	-		481
Impairment of goodwill	6,939	3,243	-		10,182
Impairment of intangible assets	357	1,186	(135)	(q)	1,408
Restructuring and merger-related items	144	-	-		144
Other	399	589	(34)	(h)	954
Total operating expense	23,201	15,070	(39)		38,232
OPERATING LOSS	(7,217)	(4,569)	39		(11,747)

OTHER (EXPENSE) INCOME:
Interest expense, net	(355)	(335)	(43)	(j)	(724)
			9	(g)
Miscellaneous, net	(31)	(140)	4	(h)	(167)
Total other expense, net	(386)	(475)	(30)		(891)
LOSS BEFORE INCOME TAXES	(7,603)	(5,044)	9		(12,638)
INCOME TAX BENEFIT	119	211	(51)	(r)	279
NET LOSS	$(7,484)	$(4,833)	$(42)		$(12,359)

BASIC AND DILUTED LOSS PER SHARE	$(18.91)	$(18.35)		(t)	$(15.13)
BASIC AND DILUTED WEIGHTED AVERAGE
SHARES OUTSTANDING	395.7	263.4		(t)	816.9

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

DELTA AIR LINES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007

	(Note 3)				Condensed
	Delta	Northwest	Pro Forma		Combined
(in millions, except per share data)	Pro Forma	Pro Forma	Adjustments		Pro Forma
OPERATING REVENUE:
Passenger:
Mainline	$12,842	$9,386	$-		$22,228
Regional affiliates	4,170	1,412	-		5,582
Cargo	482	840	-		1,322
Other, net	1,754	895	-		2,649
Total operating revenue	19,248	12,533	-		31,781

OPERATING EXPENSE:
Aircraft fuel and related taxes	4,686	3,378	-		8,064
Salaries and related costs	4,183	2,446	169	(k)	6,890
			92	(p)
Contract carrier arrangements	3,152	776	-		3,928
Depreciation and amortization	1,154	486	(14)	(c)	1,566
			(45)	(f)
			(15)	(q)
Contracted services	996	749	-		1,745
Aircraft maintenance materials and outside repairs	957	811	-		1,768
Passenger commissions and other selling expenses	933	751	-		1,684
Landing fees and other rents	725	539	-		1,264
Passenger service	338	230	-		568
Aircraft rent	260	378	-		638
Profit sharing	158	79	-		237
Other	483	749	-		1,232
Total operating expense	18,025	11,372	187		29,584
OPERATING INCOME	1,223	1,161	(187)		2,197

OTHER (EXPENSE) INCOME:
Interest expense, net	(511)	(493)	(64)	(j)	(1,068)
Miscellaneous, net	32	152	-		184
Total other expense, net	(479)	(341)	(64)		(884)
INCOME BEFORE INCOME TAXES	744	820	(251)		1,313
INCOME TAX PROVISION	(295)	(320)	95	(s)	(520)
NET INCOME	$449	$500	$(156)		$793

BASIC EARNINGS PER SHARE	$1.14	$1.91		(t)	$0.98
DILUTED EARNINGS PER SHARE	$1.14	$1.91		(t)	$0.98
BASIC WEIGHTED AVERAGE SHARES
OUTSTANDING	394.1	262.2		(t)	808.4
DILUTED WEIGHTED AVERAGE SHARES
OUTSTANDING	395.2	262.4		(t)	808.4

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

DELTA AIR LINES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.    Basis of Presentation

On October 29, 2008, Nautilus Merger Corporation (“Merger Sub”), a wholly owned subsidiary of Delta, merged with and into Northwest (the “Merger”) in accordance with the Agreement and Plan of Merger, dated as of April 14, 2008, among Delta, Merger Sub and Northwest (the “Merger Agreement”).  As a result of the Merger, Northwest became a wholly-owned subsidiary of Delta.

Pursuant to the Merger Agreement, each outstanding share of Northwest common stock (including those shares issuable pursuant to Northwest’s plan of reorganization under Chapter 11) was converted into and became exchangeable for 1.25 shares of Delta common stock and cash in lieu of any fractional shares.  Delta issued 338.6 million shares of Delta common stock either to former holders of Northwest common stock or to be held for issuance pursuant to Northwest’s plan of reorganization under Chapter 11.  Based on the closing price of $7.99 per share of Delta common stock on the New York Stock Exchange (“NYSE”) on October 29, 2008, the last trading day before the closing of the Merger, the aggregate value of the consideration paid in connection with the Merger to former holders of Northwest common stock or to be held for issuance pursuant to Northwest’s plan of reorganization under Chapter 11 was $2.7 billion.

For accounting purposes, the merger was valued at $3.4 billion. This is based on the average closing price of $9.60 of our common stock on the NYSE for the five consecutive trading days that include the two trading days before, the day of and the two trading days after the public announcement of the Merger Agreement on April 14, 2008, capitalized Merger-transaction costs and other items.

In connection with the closing of the Merger, we granted, or will grant, equity to substantially all employees of the combined company as follows: (1) common stock equal to 3.5% and 2.38% of our outstanding equity capitalization on a fully–diluted basis to eligible Delta and Northwest pilots, respectively; (2) common stock equal to approximately 4.0% of our outstanding equity capitalization on a fully-diluted basis to U.S. based non-pilot employees of the combined company; and (3) restricted stock and non-qualified stock options, which will take approximately three years to fully vest, equal to approximately 3.5% of our outstanding equity capitalization on a fully–diluted basis to approximately 600 to 700 management employees of the combined company. The determination of our outstanding equity capitalization on a fully-diluted basis gives effect to the shares of common stock issued to the stockholders of Northwest in the Merger (including shares of common stock issued in exchange for shares of Northwest common stock reserved for issuance under Northwest’s Chapter 11 plan of reorganization), the equity grants to employees as described above and shares of common stock reserved for issuance under Delta’s Chapter 11 plan of reorganization.

We have also reached a combined collective bargaining agreement that covers Delta’s pilots and Northwest’s pilots. The combined agreement will become amendable on December 31, 2012. The Delta Master Executive Council, the governing body of the Delta unit of the Air Line Pilots Association (“ALPA”), the Northwest Master Executive Council, the governing body of the Northwest Airlines, Inc. unit of ALPA, and ALPA have also adopted a Process Agreement relating to the determination of an integrated seniority list for the combined Delta and Northwest pilot groups. The parties to the Process Agreement may not revise, waive any material right under, or terminate the Process Agreement without our consent. The financial impact of the joint collective bargaining agreement is not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”).

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Delta and Northwest, after giving effect to the Merger and the adjustments described in these notes, and are intended to reflect the impact of the Merger on Delta’s consolidated financial statements.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities, benefits that may result from operating efficiencies or revenue synergies expected to result from the Merger.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Merger as if it had occurred on September 30, 2008 and includes estimated pro forma adjustments for the preliminary valuations of net assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Operations gives effect to the Merger as if it had occurred at the beginning of the periods presented. Historical results for Delta and Northwest for the year ended December 31, 2007 have been adjusted to reflect (1) the impact of fresh start reporting as if both companies had emerged from bankruptcy on January 1, 2007 and (2) changes in accounting principle as if adoption had occurred on January 1, 2007. For additional information regarding these adjustments, see Note 3.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $3.4 billion. This amount was derived from the 338.6 million shares of Delta common stock issued in the Merger, based on the outstanding shares of Northwest common stock exchanged (including those shares issuable pursuant to Northwest’s plan of reorganization under Chapter 11) at September 30, 2008 and the exchange ratio of 1.25 shares of Delta common stock for each Northwest share, at a price of $9.60 per share, the average closing price of Delta common stock for the five consecutive trading days that include the two trading days before, the day of and the two trading days after the public announcement of the Merger Agreement on April 14, 2008. The purchase price also includes the fair value of stock options and other equity awards issued as of the closing of the Merger in exchange for similar securities of Northwest. Northwest stock options and other equity awards vested as of the date of the Merger and were assumed by Delta and modified to provide for the purchase of Delta common stock. Accordingly, the number of shares and, if applicable, the price per share were adjusted for the 1.25 exchange ratio. Vested stock options held by employees of Northwest are considered part of the purchase price. Accordingly, the purchase price includes a fair value of stock options of approximately $26 million.

The preliminary purchase price is calculated as follows:

(in millions, except per share data)
Outstanding shares of Northwest common stock exchanged at September 30, 2008	270.9
Exchange ratio	1.25
Shares of Delta common stock issued	338.6
Price per share	$9.60
Fair value of Delta shares issued	$3,251
Fair value of outstanding Northwest stock options	26
Estimated Delta acquisition costs	90
Total estimated purchase price	$3,367

The table below represents a preliminary allocation of the total consideration to tangible and intangible assets acquired and liabilities assumed from Northwest based on Delta’s preliminary estimate of their respective fair values as of September 30, 2008:

(in millions)
Cash and cash equivalents	$2,809
Other current assets	2,009
Property and equipment	8,451
Goodwill	3,734
Identified intangibles	3,618
Other noncurrent assets	310
Liabilities assumed	(17,564)
Total estimated purchase price	$3,367

Upon completion of the fair value assessment, Delta anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2.    Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include any material non-recurring charges that will result from the Merger. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following:

(a)
The elimination of $11 million of receivables and payables between Delta and Northwest associated with sales to customers on behalf of the other airline and SkyMiles/WorldPerks frequent flyer miles earned or redeemed on the other airline.

(b)
Adjustments for the difference in Northwest’s straight-line lease expense and cash lease payments reduced prepaid expenses and other by $25 million and accounts payable and other accrued liabilities by $15 million.

(c)
A $202 million adjustment to reflect the fair value of Northwest’s flight equipment as part of purchase accounting. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a reduction in depreciation expense of $10 million for the nine months ended September 30, 2008 and $14 million for the year ended December 31, 2007.

(d)	A $861 million adjustment to increase goodwill as part of purchase accounting.

(e)
A reduction in identifiable intangible assets of $520 million associated with an adjustment to the fair value of Northwest’s tradename. Northwest’s tradename is preliminarily classified as an indefinite-lived intangible asset.

(f)
A $252 million adjustment to reflect the fair value of Northwest’s intangible assets primarily associated with its WorldPerks affinity card contract as part of purchase accounting. Additionally, during the nine months ended September 30, 2008, Northwest recorded a $588 million non-cash charge from an impairment of definite-lived intangible assets primarily associated with customer relationships. As a result of these items, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a net reduction in amortization expense of $5 million for the nine months ended September 30, 2008 and $45 million for the year ended December 31, 2007. These amortization pro forma adjustments do not reflect the effects of the adjustment to fair value for certain code share partner agreements and the impairment of Northwest’s SkyTeam Alliance as these items are included as part of (q) below. Additionally, the Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect any pro forma adjustments for the impairment, except as discussed in (q) below.

(g)
A $115 million reduction of other noncurrent assets associated with the elimination of deferred debt issuance costs incurred by Northwest during the nine months ended September 30, 2008.  As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a reduction in interest expense of $9 million for the nine months ended September 30, 2008.

(h)
An adjustment of $109 million for one-time costs directly attributable to the Merger, including employee retention costs and certain professional fees incurred by Northwest pursuant to provisions contained in the Merger Agreement. As of September 30, 2008, Northwest had incurred $71 million associated with these costs. As a result, the Unaudited Pro Forma Condensed Combined Statement of Operations reflects a reduction of $33 million in salaries and related costs, $34 million in other operating expense and $4 million in miscellaneous, net for the nine months ended September 30, 2008.

(i)
An adjustment of $90 million for certain professional fees incurred by Delta in connection with the Merger and included in the purchase price. As of September 30, 2008, Delta had incurred $37 million of these fees which are recorded in prepaid expenses and other on the Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2008.  The remaining $53 million yet to be incurred was included as an adjustment to accounts payable and other accrued liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2008.

(j)
A $429 million adjustment to reflect the fair value of Northwest’s long-term debt as part of purchase accounting. The difference between the fair value and the face amount of each borrowing is amortized using the effective interest rate method as additional interest expense over the remaining term of the borrowings based on the maturity dates. Accordingly, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect higher interest expense of $43 million for the nine months ended September 30, 2008 and $64 million for the year ended December 31, 2007.

(k)
Adjustments of (1) $74 million to revalue Northwest’s pension and related benefits driven by an increase in discount rates, partially offset by a decline in value of benefit plan assets and (2) $117 million to revalue Northwest’s postretirement benefits due to better claims experience and an increase in the pilot retirement age assumption. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect higher salaries and related costs of $127 million for the nine months ended September 30, 2008 and $169 million for the year ended December 31, 2007.  These increases in expense result primarily from lower benefit plan assets.

(l)	An adjustment of $22 million to revalue Northwest’s frequent flyer deferred revenue as part of purchase accounting.

(m)
The elimination of all of Northwest’s shareowners’ equity, including $3 million of common stock, $7.3 billion of additional paid-in capital, $4.5 billion of accumulated deficit and $102 million of accumulated other comprehensive loss as a result of purchase accounting.

(n)
As discussed in Note 1, Delta issued 338.6 million shares of common stock to Northwest shareowners in the Merger at an assumed per share price of $9.60; equal to a total price of $3.3 billion. The issuance of these shares increases the Delta common stock outstanding as of September 30, 2008 by 338.6 million shares. Additionally, 7.3 million shares of Northwest stock options with a fair value of $26 million were assumed by Delta and modified to provide for the issuance of Delta common stock upon exercise of the options.

(o)
The issuance of 83.6 million shares of Delta common stock to Delta pilots, Northwest pilots and U.S. based non-pilot, non-management employees of the combined company, as discussed in Note 1 at an assumed per share price of $9.60, equal to a total price of $803 million recorded to additional paid-in capital. The issuance of these shares increases the Delta common stock outstanding as of September 30, 2008 by 70.6 million shares. The $828 million adjustment to accumulated deficit, which includes $25 million related to the employer’s portion of payroll taxes, reflects the total charge for this issuance. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect any pro forma adjustments for compensation expense related to these distributions as the stock vests immediately upon closing of the Merger, resulting in a non-recurring charge.

(p)
An adjustment to salaries and related costs for compensation expense related to 29.6 million shares of Delta common stock issued to management employees in the Merger. These shares of Delta common stock are in the form of time-based restricted stock and non-qualified stock options. The issuance of the restricted shares increases the Delta common stock outstanding as of September 30, 2008 by 18.3 million shares. As a result, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect an increase to salaries and related costs of $61 million for the nine months ended September 30, 2008 and $92 million for the year ended December 31, 2007.

(q)
A $135 million adjustment to eliminate the impairment of intangible assets of (1) $103 million associated with the portion of Delta’s SkyTeam Alliance agreements that is directly attributable to Northwest and (2) $32 million associated with the portion of Northwest’s SkyTeam Alliance agreements that is directly attributable to Delta. Additionally, in order to conform to Delta’s classification, Northwest’s SkyTeam Alliance and other related agreements would have been recognized as indefinite-lived intangible assets. Previously, Northwest amortized these assets on a straight-line basis over a 30-year life as definite-lived intangible assets. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect lower amortization expense of $10 million for the nine months ended September 30, 2008 and $15 million for the year ended December 31, 2007.  A $152 million adjustment was made to other noncurrent liabilities to reflect the deferred taxes resulting from the change in accounting classification described above.

(r)
A $51 million income tax provision from the $135 million impairment adjustment related to the SkyTeam Alliance, as discussed in (q) above. The net operating loss from the remaining pro forma adjustments is fully offset by an increase to the valuation allowance on the deferred tax asset.

(s)	A $95 million income tax benefit from the incremental loss associated with other pro forma adjustments. This adjustment is based on the statutory rates in effect for the year ended December 31, 2007.

(t)	The pro forma combined basic and diluted (loss) earnings per share for the nine months ended September 30, 2008 and year ended December 31, 2007 is calculated as follows:

(in millions, except per share data)	Pro Forma Nine Months Ended September 30, 2008	Pro Forma Year Ended December 31, 2007
Pro forma net (loss) income	$(12,359)	$793

Basic weighted average shares outstanding, including shares issuable pursuant to plan of reorganization	395.7	394.1
Accelerated vesting of restricted and performance shares	4.3	4.3
Shares of Delta common stock issued:
Northwest shares issued and outstanding(2)	322.3	322.3
Northwest shares issuable pursuant to plan of reorganization(1)(2)	9.0	9.0
Accelerated vesting of Northwest shares of restricted stock(2)	4.6	4.6

Subtotal	335.9	335.9
Shares issued to Delta and Northwest pilots	49.3	49.3
Shares issued to Delta and Northwest non-pilot employees	21.3	21.3
Restricted shares issued to management employees of the combined company vesting during the period	10.4	3.5

Weighted average shares outstanding(3)	816.9	808.4

Pro forma basic and diluted (loss) earnings per share(3)	$(15.13)	$0.98

_____________
(1)	Represents shares issuable pursuant to the Chapter 11 plan of reorganization to holders of allowed general, unsecured claims.
(2)	Represents shares of Delta common stock issued after giving effect to the 1.25 exchange ratio as determined in the Merger Agreement.
(3)
Excluded from the pro forma combined basic and diluted (loss) earnings per share calculations are options to purchase 23.3 million shares of Delta common stock, which includes (1) 7.3 million shares of Northwest stock options assumed by Delta and modified to provide for the issuance of Delta common stock upon exercise of the options and (2) 11 million shares issued to management employees of the combined company, as their effect is anti-dilutive. In addition, all unvested restricted shares are excluded because their effect is anti-dilutive.

Note 3.    Fresh Start Reporting

Upon emergence from Chapter 11, Delta and Northwest adopted fresh start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position, SOP 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Fresh start reporting requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s reorganization value to its assets and liabilities pursuant to SFAS 141. The adoption of fresh start reporting resulted in Delta and Northwest becoming new entities for financial reporting purposes. Accordingly, the Consolidated Financial Statements after adoption of fresh start reporting are not comparable to the Consolidated Financial Statements prior to that date.

Delta’s adoption of fresh start reporting on April 30, 2007 resulted in its Consolidated Statement of Operations for the year ended December 31, 2007 including (1) the four months ended April 30, 2007 for the predecessor entity and (2) the eight months ended December 31, 2007 of the successor entity. Northwest’s adoption of fresh start reporting on May 31, 2007 resulted in its Consolidated Statement of Operations for the year ended December 31, 2007 including (1) the five months ended May 31, 2007 of the predecessor entity and (2) the seven months ended December 31, 2007 of the successor entity.

To enhance the comparability of the information presented, the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007 includes pro forma historical financial statements of Delta and Northwest adjusted to reflect (1) the impact of fresh start reporting as if implemented on January 1, 2007 and (2) changes in accounting principle as if adoption had occurred on January 1, 2007. The tables below present the historical results for each company after giving effect to these adjustments.

Additional information concerning fresh start reporting adjustment made by each company is available in the respective Annual Reports on Form 10-K for the year ended December 31, 2007 of each company, which are incorporated herein.

Delta Air Lines, Inc.

	Predecessor	Successor
(in millions, except per share data)	Four Months Ended April 30, 2007	Eight Months Ended December 31, 2007	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2007
OPERATING REVENUE:
Passenger:
Mainline	$3,829	$8,929	$84	(a)	$12,842
Regional affiliates	1,296	2,874	—		4,170
Cargo	148	334	—		482
Other, net	523	1,221	10	(a)	1,754
Total operating revenue	5,796	13,358	94		19,248

OPERATING EXPENSE:
Aircraft fuel and related taxes	1,270	3,416	—		4,686
Salaries and related costs	1,302	2,887	(6)	(b)	4,183
Contract carrier arrangements	956	2,196	—		3,152
Depreciation and amortization	386	778	(10)	(c)	1,154
Contracted services	326	670	—		996
Aircraft maintenance materials and outside repairs	320	663	(26)	(d)	957
Passenger commissions and other selling expenses	298	635	—		933
Landing fees and other rents	250	475	—		725
Passenger service	95	243	—		338
Aircraft rent	90	156	14	(e)	260
Profit sharing	14	144	—		158
Other	189	299	(5)	(e)	483
Total operating expense	5,496	12,562	(33)		18,025
OPERATING INCOME	300	796	127		1,223

OTHER (EXPENSE) INCOME:
Interest expense, net	(248)	(276)	13	(f)	(511)
Miscellaneous, net	27	5	—		32
Total other expense, net	(221)	(271)	13		(479)
INCOME BEFORE REORGANIZATION ITEMS, NET	79	525	140		744
REORGANIZATION ITEMS, NET	1,215	—	(1,215)	(g)	—
INCOME BEFORE INCOME TAXES	1,294	525	(1,075)		744
INCOME TAX BENEFIT (PROVISION)	4	(211)	(88)	(h)	(295)
NET INCOME	$1,298	$314	$(1,163)		$449
BASIC EARNINGS PER SHARE	$6.58	$0.80		(i)	$1.14
DILUTED EARNINGS PER SHARE	$4.63	$0.79		(i)	$1.14
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	197.3	394.1		(i)	394.1
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	233.7	395.2		(i)	395.2

__________________________

(a)
SkyMiles Frequent Flyer Program. Delta revalued the frequent flyer award liability to estimated fair value and changed the accounting policy from an incremental cost method to a deferred revenue method. Fair value represents the estimated price that third parties would require Delta to pay for the third parties to assume the obligation of redeeming miles under the SkyMiles program. The revaluation of the frequent flyer liability and change in accounting policy resulted in increases to passenger and other, net revenue.

(b)
Salaries and Related Costs. The revaluation of Delta’s pension and other postretirement liabilities resulted in a decrease in net benefit cost due to the change in the projected benefit obligation and the change in the fair value of plan assets, as well as the elimination of the amortization of actuarial gains/losses and prior service benefits/costs.

(c)
Depreciation and Amortization of Intangible Assets. Delta revalued property and equipment to fair value, which reduced the net book value of these assets by $1.0 billion. In addition, Delta adjusted the depreciable lives of flight equipment to reflect revised estimated useful lives. Delta valued intangible assets at fair value, which increased the net book value of intangible assets (excluding goodwill) by $2.9 billion, of which $956 million relates to amortizable intangible assets. These intangible assets reflect the estimated fair value of Delta’s trade name, takeoff and arrival slots, SkyTeam alliance agreements, marketing agreements, customer relationships and certain contracts. These revaluations and adjustments to useful lives resulted in a net decrease to depreciation and amortization.

(d)
Aircraft Maintenance Materials and Outside Repairs. Delta changed the way it accounts for certain maintenance parts that were previously capitalized and depreciated. After emergence from Chapter 11, Delta expenses these parts as they are placed on the aircraft.

(e)
Other Fresh Start Adjustments. Delta recorded other adjustments relating primarily to the revaluation of aircraft leases. These adjustments are reflected in operating expense and non-operating expense.

(f)
Interest Expense. The revaluation of Delta’s debt and capital lease obligations resulted in a decrease in interest expense due to the amortization of net premiums from adjusting these obligations to fair value.

(g)	Reorganization Items, Net. Delta recorded an adjustment to reflect the elimination of reorganization items, net.

(h)
Income Taxes. Delta recorded an $88 million income tax provision adjustment from the incremental income associated with other pro forma adjustments and statutory income taxes for the four months ended April 30, 2007 of the predecessor. This adjustment is based on the effective tax rate (the statutory rate adjusted for permanent items) for the year ended December 31, 2007.

(i)
Earnings per Share. Pro forma basic earnings per share is based on basic weighted average shares outstanding for the eight months ended December 31, 2007 of the successor. Pro forma diluted earnings per share is based on diluted weighted average shares outstanding for the eight months ended December 31, 2007 of the successor.

Northwest Airlines Corporation

	Predecessor	Successor
(in millions, except per share data)	Five Months Ended May 31, 2007	Seven Months Ended December 31, 2007	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2007
OPERATING REVENUE:
Passenger:
Mainline	$3,768	$5,660	$(42)	(a)	$9,386
Regional affiliates	521	884	7	(a)	1,412
Cargo	318	522	—		840
Other, net	317	538	40	(a)	895
Total operating revenue	4,924	7,604	5		12,533
OPERATING EXPENSE:
Aircraft fuel and related taxes	1,289	2,089	—		3,378
Salaries and related costs	1,027	1,462	(43)	(b)	2,446
Contract carrier arrangements	342	434	—		776
Depreciation and amortization	206	289	(9)	(c)	486
Contracted services	291	458	—		749
Aircraft maintenance materials and outside repairs	303	508	—		811
Passenger commissions and other selling expenses	315	436	—		751
Landing fees and other rents	235	304	—		539
Passenger service	92	138	—		230
Aircraft rent	160	218	—		378
Profit sharing	—	79	—		79
Other	301	448	—		749
Total operating expense	4,561	6,863	(52)		11,372
OPERATING INCOME	363	741	57		1,161

OTHER (EXPENSE) INCOME:
Interest expense, net	(219)	(273)	(1)	(d)	(493)
Reorganization items, net	1,551	—	(1,551)	(e)	—
Miscellaneous, net	54	98	—		152
Total other income (expense), net	1,386	(175)	(1,552)		(341)
INCOME BEFORE INCOME TAXES	1,749	566	(1,495)		820
INCOME TAX BENEFIT (PROVISION)	2	(224)	(98)	(f)	(320)
NET INCOME	$1,751	$342	$(1,593)		$500
BASIC EARNINGS PER SHARE	$20.03	$1.30		(g)	$1.91
DILUTED EARNINGS PER SHARE	$14.28	$1.30		(g)	$1.91
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	87.4	262.2		(g)	262.2
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	112.7	262.4		(g)	262.4

_________________

(a)
WorldPerks Frequent Flyer Program. Northwest revalued the frequent flyer award liability to estimated fair value and changed the accounting policy from an incremental cost method to a deferred revenue method. Fair value represents the estimated price that third parties would require Northwest to pay for the third parties to assume the obligation of redeeming miles under the WorldPerks program. The revaluation of the frequent flyer liability and change in accounting policy resulted in a decrease to passenger revenue and increase to other, net revenue. Additionally, Northwest began recording the premium paid by non-airline partners for the purchase of frequent flyer miles in other, net revenue, rather than in passenger revenue.

(b)
Salaries and Related Costs. The revaluation of Northwest's pension and other postretirement liabilities resulted in a decrease in net benefit cost due to the change in the projected benefit obligation and the change in the fair value of plan assets, as well as the elimination of the amortization of actuarial gains/losses and prior service benefits/costs.

(c)
Depreciation and Amortization of Intangible Assets. Northwest revalued property and equipment to fair value, which reduced the net book value of these assets by $1.0 billion. In addition, Northwest adjusted the depreciable lives of flight equipment to reflect revised estimated useful lives. Northwest revalued intangible assets at fair value, which increased the net book value of intangible assets (excluding goodwill) by $4.5 billion, of which $1.3 billion relates to amortizable intangible assets. These intangible assets reflect the estimated fair value of Northwest’s trade name, takeoff and arrival slots, SkyTeam alliance agreements, marketing agreements, customer relationships and certain contracts. These revaluations and adjustments to useful lives resulted in a net decrease to depreciation and amortization.

(d)
Interest Expense. The revaluation of Northwest’s debt and capital lease obligations resulted in an increase in interest expense due to the amortization of premiums and discounts from adjusting these obligations to fair value.

(e)	Reorganization Items, Net. Northwest recorded an adjustment to reflect the elimination of reorganization items, net.

(f)
Income Taxes. Northwest recorded a $98 million income tax provision adjustment from the incremental income associated with other pro forma adjustments and statutory income taxes for the five months ended May 31, 2007 of the predecessor. This adjustment is based on the effective tax rate (the statutory rate adjusted for permanent items) for the year ended December 31, 2007.

(g)
Earnings per Share. Pro forma basic earnings per share is based on basic weighted average shares outstanding for the seven months ended December 31, 2007 of the successor. Pro forma diluted earnings per share is based on diluted weighted average shares outstanding for the seven months ended December 31, 2007 of the successor.

Note 4.    Federal Income Tax Consequences of the Merger

The Unaudited Pro Forma Condensed Combined Financial Statements assume that the Merger qualifies as a tax-free reorganization for federal income tax purposes.